Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Axion Power International, Inc. Appoints Richard Bogan as Chairman of the Board,
Donald Farley Assumes new role of Vice Chairman

NEW CASTLE, Pa., April 27, 2016—Axion Power International, Inc. (OTCQB: AXPW) announced Monday that the Company’s Board of Directors appointed Richard Bogan, CEO, as its Chairman and Donald Farley, as its Vice Chairman.

The realignment is consistent with the company’s traditional combination of the CEO and Chairman roles and is as a result of the transfer of leadership responsibilities to Bogan. Farley will continue to play a prominent role as Vice Chairman and will focus on strategic growth initiatives and partnering opportunities.

Bogan has more than 35 years of experience in executive leadership. He was with Philip Morris Companies for 20 years, rising to Senior VP and CFO of the Miller Brewing Company subsidiary. His professional background includes serving as President of Unisource Worldwide, Inc. and President of northAmerican Logistics. He is also a Certified Public Accountant.

Effective as of April 21, Stanley Hirschman resigned as a director and chairman and member of the Audit Committee of the Company due to his inability to devote the time and resources necessary to continue in his role as a director. The Board appointed Michael Kishinevsky as the interim chairman of its Audit Committee.

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About Axion Power International, Inc.

Axion Power is a technology leader in lead-carbon energy storage. Axion's patented lead carbon battery is the only advanced battery technology with an all carbon negative electrode. Axion's negative electrodes are designed to be directly substituted for lead acid negative electrodes producing the unique benefits of the Axion carbon technology. Axion Power's primary goal is to become the leading supplier of carbon electrode assemblies for lead-acid battery companies around the world. For more information, visit www.axionpower.com

Forward-looking Statements

Certain statements in this Press Release are "forward-looking statements" within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are based on our current expectations and beliefs and are subject to a number of risk factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include the risk for the Company to complete its development work, as well as the risks inherent in commercializing a new product (including technology risks, market risks, financial risks and implementation risks, and other risks and uncertainties affecting the Company), as well as other risks that have been included in filings with the Securities and Exchange Commission, all of which are available at www.sec.gov. We disclaim any intention or obligation to revise any forward-looking statements, including, without limitation, financial estimates, whether as a result of new information, future events, or otherwise.

Contact: Jolie Kahn

jkahn@axionpower.com